Exhibit 99.1
August 27, 2026
DFDV Resumes SOL Purchases, Expands Treasury to 2.33M SOL and SOL Equivalents
Quarter-to-date, SOL has outperformed the Nasdaq-100 by 33%, and DFDV has outperformed SOL by 1.8x over that same period

For the week ended August 21, 2026, DFDV ranked among the most actively traded publicly listed SOL digital asset treasury companies, while leading the category in trading volume as a percentage of market capitalization and ranking first in absolute dollar volume on multiple trading days, based on Company analysis of publicly available market data

BOCA RATON, FL — August 27, 2026 — DeFi Development Corp. (Nasdaq: DFDV) (the "Company" or "DeFi Dev Corp."), the first U.S. public company with a treasury strategy built to accumulate and compound Solana ("SOL"), today announced that it has resumed SOL purchases, acquiring approximately 19,000 SOL at an average price of $98.14 and expanding its treasury to approximately 2,333,432 SOL and SOL equivalents. The purchase marks a return to active SOL accumulation as the Company looks to take advantage of improving market conditions and continue scaling its treasury.

The purchase was partially funded through proceeds from the divestment of the Company’s ZeroStack position. The newly acquired SOL is expected to be held as a long-term treasury asset and deployed through the Company’s staking and onchain treasury infrastructure.

DFDV Demonstrates Amplified SOL Exposure and Strong Trading Liquidity
For the week ended August 21, 2026, DFDV ranked among the most actively traded publicly listed SOL digital asset treasury companies. DFDV led the category in trading volume as a percentage of market capitalization and, on multiple trading days during the week, generated the highest absolute dollar trading volume, based on Company analysis of publicly available market data.

“DFDV is designed to provide investors with leveraged exposure to Solana, and we believe the recent trading activity demonstrates that investors increasingly understand that value proposition,” said Joseph Onorati, Chief Executive Officer of DeFi Development Corp. “Our equity has become one of the most liquid ways to express that view within the SOL DAT category, while our treasury continues to generate differentiated organic yield. When SOL performs well, we believe DFDV has the potential to amplify that performance. Month-to-date, DFDV’s return has been more than twice that of SOL, while quarter-to-date DFDV has outperformed SOL by 1.8x — a demonstration of the leveraged SOL exposure DFDV is designed to provide. That combination of amplified SOL exposure, strong trading liquidity, and differentiated treasury yield is the DFDV model at work.”

The Company expects the newly acquired SOL to contribute additional staking and onchain revenue as it is deployed across DFDV’s treasury infrastructure.

About DeFi Development Corp.
DeFi Development Corp. (Nasdaq: DFDV) has adopted a treasury policy under which the principal holding in its treasury reserve is allocated to SOL. Through this strategy, the Company provides investors with direct economic exposure to SOL, while also actively participating in the growth of the Solana ecosystem. In addition to holding and staking SOL, DeFi Development Corp. operates its own validator infrastructure, generating staking rewards and fees from delegated stake. The Company is also engaged across decentralized finance (DeFi) opportunities and continues to explore innovative ways to support and benefit from Solana’s expanding application layer.
The Company is also an AI-powered online platform that connects the commercial real estate industry by providing value-add services and software subscriptions to multifamily and commercial property professionals, as the Company connects the increasingly complex ecosystem that stakeholders have to manage. The Company’s data and software offerings are generally offered on a subscription basis as software as a service.

Investor Contact:
ir@defidevcorp.com

Media Contact:
press@defidevcorp.com